UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2014 (December 9, 2013)

CHATHAM LODGING TRUST
(Exact name of Registrant as specified in its charter)

Maryland	001-34693	27-1200777
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Cocoanut Row, Suite 211 Palm Beach, Florida	33480
(Address of principal executive offices)	(Zip Code)
(561) 802-4477
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K/A amends and supplements the registrant's Current Report on Form 8-K, as filed on December 9, 2013, to include the historical financial statements and unaudited pro forma financial information required by Items 9.01 (a) and (b) related to the registrant's acquisition of the SpringHill Suites by Marriott® Savannah Downtown/Historic District Hotel.

Item 9.01.	Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired.

SpringHill Suites by Marriott Savannah Downtown/Historic District in Savannah
NP OGL, LLC

Report of Independent Certified Public Accountants
Balance Sheets as of September 30, 2013 and December 31, 2012
Statements of Operations for the nine months ended September 30, 2013 and for the year ended December 31, 2012
Statements of Members' Equity for the nine months ended September 30, 2013 and for the year ended December 31, 2012
Statements of Cash Flows for for the nine months ended September 30, 2013 and for the year ended December 31, 2012
Notes to Financial Statements

(b) Pro Forma Financial Information.

Chatham Lodging Trust
Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2013
Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2013
Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2012

(d) Exhibits.

Exhibit Number	Description
23.1	Consent of PricewaterhouseCoopers LLP

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHATHAM LODGING TRUST

Date: January 13, 2014	By:	/s/ Dennis M. Craven Dennis M. Craven Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
23.1	Consent of PricewaterhouseCoopers LLP

NP OGL, LLC d/b/a SpringHill Savannah
Financial Statements
As of September 30, 2013 and December 31, 2012 and
For the Nine Months Ended September 30, 2013 and
For the Year Ended December 31, 2012

Report of Independent Certified Public Accountants

To the Members of
NP OGL, LLC d/b/a SpringHill Suites Savannah

We have audited the accompanying financial statements of NP OGL, LLC d/b/a SpringHill Suites Savannah (“SpringHill Suites Savannah”), which comprise the balance sheets as of September 30, 2013 and December 31, 2012, and the related statements of operations, of members' equity and of cash flows for the nine month period and year then ended, respectively.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SpringHill Suites Savannah at September 30, 2013 and December 31, 2012, and the results of its operations and its cash flows for the nine month period and year then ended, respectively, in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
Fort Lauderdale, Florida

January 13, 2014

NP OGL, LLC
Balance Sheets
(in thousands)

	September 30, 2013	December 31, 2012
Assets:
Hotel Property
Land	$3,750	$3,750
Buildings and improvements	21,829	21,829
Furnishings and equipment	3,025	2,955
	28,604	28,534
Less: Accumulated depreciation	(3,519)	(2,839)
Net hotel property	25,085	25,695

Cash and cash equivalents	2,170	867
Accounts receivable	60	74
Prepaid expenses	51	43
Deferred financing costs, net of accumulated amortization of $112 as of 2013 and $79 as of 2012	73	106
Total assets	$27,439	$26,785

Liabilities and Members' Equity:
Liabilities
Mortgage loan payable	$23,652	$24,347
Accounts payable and accrued expenses	536	225
Total liabilities	24,188	24,572

Members' equity	3,251	2,213
Total liabilities and members' equity	$27,439	$26,785
The accompanying notes are an integral part of these financial statements.

NP OGL, LLC
Statements of Operations
(in thousands)

	For the Nine Months Ended	For the Year Ended
	September 30, 2013	December 31, 2012
Revenue:
Room	$4,938	$5,917
Food and beverage	91	83
Other	505	615
Total revenue	5,534	6,615

Expenses:
Hotel operating expenses:
Room	793	944
Food and beverage expense	259	287
Telephone expense	10	13
Other expense	123	165
General and administration	369	530
Franchise fees	432	521
Advertising and promotions	154	196
Utilities	143	183
Repairs and maintenance	152	184
Management fees	277	331
Total hotel operating expenses	2,712	3,354

Depreciation and amortization of franchise fees	682	900
Property taxes and insurance	281	357
General and administrative	4	20
Total operating expenses	3,679	4,631

Operating income	1,855	1,984
Interest expense, including amortization of deferred fees	(807)	(1,118)
Net income	$1,048	$866
The accompanying notes are an integral part of these financial statements.

NP OGL, LLC
Statements of Members' Equity
For the year ended December 31, 2012 and the nine months ended September 30, 2013
(in thousands)

Total Equity
Balance at January 1, 2012	$2,347
Distribution to members'	(1,000)
Net income	866
Balance at December 31, 2012	2,213
Distribution to members'	(10)
Net income	1,048
Balance at September 30, 2013	$3,251
The accompanying notes are an integral part of these financial statements.

NP OGL, LLC
Statements of Cash Flows
(in thousands)

	For the Nine Months Ended	For the Year Ended
	September 30,	December 31,
	2013	2012
Cash flows from operating activities:
Net income	$1,048	$866
Adjustments to reconcile net income loss to net cash provided by operating activities:
Depreciation expense	680	897
Amortization of deferred franchise fees	2	3
Amortization of deferred financing fees included in interest expense	31	41
Changes in operating assets and liabilities:
Decrease in accounts receivable	14	153
Increase in prepaid expenses	(8)	—
Increase in accounts payable and accrued expenses	311	13
Net cash provided by operating activities	2,078	1,973

Cash flows from investing activities:
Capital expenditures	(70)	(60)
Net cash used in investing activities	(70)	(60)

Cash flows from financing activities:
Repayments on mortgage loan payable	(695)	(1,043)
Distribution to members	(10)	(1,000)
Net cash used in by financing activities	(705)	(2,043)

Net increase (decrease) in cash and cash equivalents	1,303	(130)
Cash and cash equivalents, beginning of period	867	997

Cash and cash equivalents, end of period	$2,170	$867

Supplemental disclosure of cash flow information:
Cash paid for interest	$776	$1,076
The accompanying notes are an integral part of these financial statements.

NP OGL, LLC
Notes to Financial Statements
September 30, 2013 and December 31, 2012
(in thousands)

1.	Business and Basis of Presentation

These financial statements are the financial statements of NP OGL, LLC d/b/a SpringHill Suites Savannah (hereinafter the "Company" or the "hotel"). The SpringHill Suites by Savannah is a 160-room hotel located at 150 Montgomery Street, Savannah, Georgia. The Hotel is 100% owned by NP OGL, LLC, a limited liability corporation formed in Georgia. The hotel commenced operations in September 2009.
The hotel operates under a franchise agreement with Marriott International ("Marriott") and is subject to a management agreement with North Point Hospitality Group, Inc. Two of the members of the Company consist of the Founder and the President and CEO of North Point Hospitality Group, Inc.

2.	Summary of Significant Accounting Policies

Basis of Presentation. The financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in hotel property, net. The hotel property is recorded at cost and is depreciated using the straight-line method over the estimated useful lives of the assets (5 to 10 years for furniture and equipment and 15 to 40 years for buildings and improvements). During construction, costs directly related to the development of the hotel including property taxes and insurance, and interest incurred, were capitalized. Maintenance and repairs are charged to operations as incurred. The Hotel was deemed to be held for use as of September 30, 2013 and December 31, 2012 and no facts and circumstances were noted which would indicate that the carrying value may not be recoverable.  As such, no impairment provisions were recorded during as of September 30, 2013 or December 31, 2012, respectively.

Cash and cash equivalents. All highly liquid cash investments with a maturity of three months or less when purchased are considered to be cash equivalents. Cash equivalents are placed with reputable institutions and the balances may at times exceed federally insured deposit levels; however, the hotel has not experienced any losses in such accounts.

Accounts receivable. Hotel receivables consists of amounts owed by guests staying in the hotel at September 30, 2013 and December 31, 2012 and amounts due from business customers or groups. The Company estimates the allowance for doubtful accounts at a level believed to be adequate to absorb estimated losses. Evaluation of the adequacy of the allowance is primarily based on past loss experience, current economic conditions, and other relevant factors. The allowance for doubtful accounts was $0 at September 30, 2013 and December 31, 2012.

Prepaid expenses. Prepaid expenses consist primarily of prepaid insurance and property taxes which are expensed over the term of the insurance coverage and tax period on a straight line basis.

NP OGL, LLC
Notes to Financial Statements
September 30, 2013 and December 31, 2012
(in thousands)

Deferred Financing Costs. Deferred financing costs are being amortized using the straight-line method over the term of the related loan and are included in interest expense on the statements of operations. For the year ended December 31, 2012 and the nine months ended September 30, 2013, $41 and $31, respectively, was amortized to expense.

Fair Value Measurements. Management believes that the carrying values of the Company's cash and cash equivalents, accounts receivable, prepaid expenses and accounts payable and accrued expenses approximate their fair values due to their short-term nature.

Revenue and Expense Recognition. Revenue from room rental, food and beverage and telephone usage is recognized as services are provided and when collection is reasonably assured. Hotel expenses are recognized as incurred.

Income Taxes. Generally no provision for income taxes is made in the accompanying financial statements because the Company is not subject to state or federal income taxes; such taxes are the responsibility of the individual members. The FASB provides guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements. This requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company's tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. The Company recognizes interest and penalties related to unrecognized tax benefits as adjustments to interest expense and general and administrative expenses, respectively. The Company is not subject to examination of U.S. federal and state tax authorities for tax years before 2009. For the year ended December 31, 2012 and nine months ended September 30, 2013, management has determined that there are no material uncertain income tax positions. The Company is not subject to examination of U.S. federal and state tax authorities for tax years before 2009, however, all years beginning in 2009 remain open for examination.  For the year ended December 31, 2012 and nine months ended September 30, 2013, management has determined that there are no material uncertain income tax positions.

Use of Estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.	Hotel Management Agreement (Related Party)

The Company has executed a management agreement with North Point Hospitality Group, Inc to operate the Hotel on its behalf. Base management fees are calculated as 5% of gross revenues. There are no incentive management fees. The agreement may be terminated by either party by giving a written 90-day notice or at the time the hotel is sold. During the nine months ended September 30, 2013 and the year ended December 31, 2012, the Company incurred $277 and $331, respectively, in management fees.

NP OGL, LLC
Notes to Financial Statements
September 30, 2013 and December 31, 2012
(in thousands)

4.	Franchise Agreement

The Hotel is subject to a franchise agreement with Marriott International, Inc to operate under the Marriott SpringHill Suites brand. The agreement expires on September 24, 2019 and is not renewable. Under the agreement, royalty fees are equal to 5% of hotel gross room revenues. Marketing fees are generally 2.5% of hotel gross room revenues (as defined) but may periodically be increased by the franchisor up to 3.5% at the discretion of the franchisor. Franchise expenses for the nine months ended September 30, 2013 and the year ended December 31, 2012 were $432 and $521, respectively.

5.	Mortgage Loan Payable

The mortgage loan was issued on January 31, 2008, was collateralized by the SpringHill Suites by Marriott Savannah Downtown/Historic Hotel and was guaranteed by J.K. Patel and S. Jay Patel. The loan was modified on April 26, 2011 to $26.1 million and bears an interest rate of bank prime and will never be less than 4.25% per annum and matures on March 30, 2014. Monthly principal payments of $86,955 plus accrued interest are due on the 30th of each month based on a 25 year amortization period with a balloon payment at the maturity date. The loan requires the company to maintain a debt coverage ratio at December 31 of each year of not less than 1.25 to 1.0. The Company was in compliance with its debt covenants as of September 30, 2013 and December 31, 2012.

6. Commitments and Contingencies

The Company is subject to certain claims arising in the normal course of business. In the opinion of management, the results of these claims will not have a material impact on the Company's financial condition or results of operations.

7.	Subsequent Events

On December 5, 2013, the hotel was sold for $39.8 million to Chatham Lodging Trust. The mortgage debt was repaid in full at that time.
The Company has evaluated subsequent events from the balance sheet date through January 13, 2014, the date the financial statements were available to be issued, and concluded there were no other events or transactions during this period that required recognition or disclosure in its financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF CHATHAM LODGING TRUST

Chatham Lodging Trust (“Chatham”) was formed as a Maryland real estate investment trust (“REIT”) on October 26, 2009. Chatham completed its initial public offering (“IPO”) and concurrent private placement of common shares of beneficial interest on April 21, 2010. Chatham raised approximately $158.7 million, net of underwriting discounts and commissions and other offering costs. On February 8, 2011, Chatham completed a second public offering of common shares, raising approximately $69.4 million, net of underwriting discounts and commissions and other offering costs. On January 14, 2013, Chatham completed a third public offering of common shares, raising approximately $48.5 million and a partial exercise of the underwriters’ option to purchase additional shares raising approximately $1.4 million both net of underwriting discounts and commissions and other offering costs. On June 18, 2013, Chatham completed a fourth public offering of common shares, raising approximately $70.2 million and a partial exercise of the underwriters' option to purchase additional shares raising approximately $7.4 million both net of underwriting discounts and commissions and other offering costs. On September 30, 2013, Chatham completed a fifth public offering of common shares, raising approximately $56.8 million and on October 11, 2013, an exercise of the underwriters' option to purchase additional shares raising approximately $8.5 million both net of underwriting discounts and commissions and other offering costs.

On December 27, 2012, Chatham acquired the Hampton Inn Portland Downtown in Portland, Maine for $28.0 million. On February 5, 2013, Chatham acquired the Courtyard by Marriott Houston Medical Center in Houston, Texas for $34.8 million. On August 9, 2013, Chatham acquired the Hampton Inn and Suites hotel by Hilton in Exeter, New Hampshire for $15.2 million. These acquisitions were not deemed significant and therefore are not included in the pro forma financial information.

On June 17, 2013, Chatham acquired the 178-room Hyatt Place® Pittsburgh North Shore hotel in Pittsburgh, Pennsylvania (the “North Shore Hotel”) for a cash purchase price of $40.0 million, plus customary pro-rated amounts and closing costs.

On October 31, 2013, Chatham acquired the 231-room Residence Inn by Marriott Bellevue hotel in Bellevue, Washington (the "Bellevue Hotel") for a cash purchase price of $73.2 million, plus customary pro-rated amounts and closing costs.

On December 5, 2013, Chatham acquired the 160-room SpringHill Suites by Marriott Savannah Downtown/Historic hotel in Savannah, Georgia (the "Savannah Hotel") for a cash purchase price of $39.8 million, plus customary pro-rated amounts and closing costs.

The unaudited pro forma consolidated balance sheet as of September 30, 2013 includes the pro forma financial information as if the Bellevue and Savannah Hotels were acquired on September 30, 2013.

The unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2013 includes the pro forma financial information as if the North Shore, Bellevue and Savannah Hotels were acquired on January 1, 2012.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2012 includes the pro forma financial information as if the North Shore, Bellevue and Savannah Hotels were acquired on January 1, 2012.

The unaudited pro forma financial information is not necessarily indicative of what Chatham’s results of operations or financial condition would have been assuming such transactions had been completed at the dates described above, nor is it indicative of Chatham’s results of operations or financial condition for future periods. In management’s opinion, all material adjustments necessary to reflect the effects of the significant acquisition described above have been made. In addition, the unaudited pro forma financial information is based upon available information and upon assumptions and estimates, some of which are set forth in the notes to the unaudited pro forma financial information, which we believe are reasonable under the circumstances. The unaudited pro forma financial information and accompanying notes should be read in conjunction with the historical financial statements and notes thereto of Chatham in Chatham’s 2012 Annual Report on Form 10-K, the Quarterly Report on Form 10−Q for the nine months ended September 30, 2013, the Form 8-K filed on June 12, 2013, the Form 8-K filed on September 24, 2013 and the 8-K/A filed on December 11, 2013.

CHATHAM LODGING TRUST
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2013
(in thousands except share data)

	Chatham Lodging Trust (1)	Acquisition of Bellevue Hotel (2)	Acquisition of Savannah Hotel (3)	Offering Adjustments (4)	ProForma Chatham Lodging Trust
Assets:
Investment in hotel properties, net	$543,709	$71,757	$39,750	$—	$655,216
Cash and cash equivalents	60,401	(72,123)	(39,960)	95,089	43,407
Restricted cash	5,062	—	—	—	5,062
Investment in unconsolidated real estate entities	515	—	—	—	515
Hotel receivables (net of allowance for doubtful accounts of $42)	2,249	240	35	—	2,524
Deferred costs, net	5,647	—	—	137	5,784
Prepaid expenses and other assets	2,387	60	1	—	2,448
Total assets	$619,970	$(66)	$(174)	$95,226	$714,956

Liabilities and Equity:
Debt	$175,208	$—	$—	$47,580	$222,788
Revolving credit facility	48,500	—	—	39,000	87,500
Accounts payable and accrued expenses	11,885	1	1	137	12,024
Distributions payable	1,900	—	—	—	1,900
Total liabilities	237,493	1	1	86,717	324,212

Commitments and contingencies
Equity:
Shareholders’ Equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized and unissued at September 30, 2013 and December 31, 2012	—	—	—	—	—
Common shares, $0.01 par value, 500,000,000 shares authorized; 22,558,058 shares issued and outstanding, respectively, at September 30, 2013	256	—	—	5	261
Additional paid-in capital	425,331	—	—	8,504	433,835
Accumulated deficit	(45,138)	(67)	(175)	—	(45,380)
Total shareholders’ equity	380,449	(67)	(175)	8,509	388,716

Noncontrolling Interests:
Noncontrolling Interest in Operating Partnership	2,028	—	—	—	2,028

Total equity	382,477	(67)	(175)	8,509	390,744
Total liabilities and equity	$619,970	$(66)	$(174)	$95,226	$714,956

See Notes to Unaudited Pro Forma Consolidated Balance Sheet

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
(in thousands, except share and per share data)

The Unaudited Pro Forma Consolidated Balance Sheet assumes the following occurred on September 30, 2013

•	Completion of the purchase of the Bellevue Hotel.

•	Completion of the purchase of the Savannah Hotel.

•	Payment of non-recurring acquisition costs and expenses of approximately $248 related to the acquisition of the Bellevue and Savannah Hotels.

•	New mortgage debt of $47.6 million and increased borrowings on the senior secured revolving credit facility of $39.0 million.

•	An exercise of the underwriter's over-allotment option resulting in the issuance of $487,500 shares at a closing price of $18.35 per share, net of underwriter's discounts.
Notes and Management Assumptions:

1) Represents Chatham’s unaudited historical consolidated balance sheet as of September 30, 2013. Expenses of $5 were included prior to September 30, 2013 related to the acquisition of the Bellevue Hotel.

2 & 3) The following adjustment records the preliminary allocation of the purchase price for the Bellevue and Savannah Hotels based on the estimated fair value of the assets received, the liabilities assumed and the consideration transferred which was funded through use of proceeds from the assumed offering.

	Bellevue Hotel	Savannah Hotel
Land	$13,800	$7,950
Building	56,957	27,825
Furniture, fixtures and equipment	1,000	3,975
Cash and cash equivalents	(72,058)	(39,787)
Hotel receivables	240	35
Prepaid expenses and other assets	60	1
Accounts payable and accrued expenses	1	1
	$—	$—

The estimated costs incurred by Chatham to complete the purchase of the Bellevue and Savannah Hotels are as follows:

	Bellevue Hotel	Savannah Hotel
Closing costs	$42	$47
Accounting fees related to audit and review	13	125
Legal fees	12	9
	$67	$181

4) Assumed proceeds from the issuance of 487,500 shares at the closing price of $18.35 per share, net of estimated offering costs and a 4.5% underwriters discount based on the quantity of shares sufficient to consummate the Bellevue acquisition and new mortgage debt of $47.6 million to raise cash to complete the Bellevue transaction. The loan has a fixed interest rate of 4.9655% and has a 10-year term, a 30-year amortization payment schedule, is interest only until January 2015 and required $0.1 of debt issuance costs. Assumed $39.0 million borrowed on the Company's senior secured revolving credit facility to complete the Savannah transaction. The the variable interest rate was 2.69% at September 30, 2013.

CHATHAM LODGING TRUST
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013
(in thousands except share and per share data)

	Chatham Lodging Trust (1)	North Shore Hotel (2)	Bellevue Hotel (3)	Savannah Hotel (4)	Pro Forma Adjustments		ProForma Chatham Lodging Trust
Revenue:
Room	$86,377	$2,819	$8,494	$4,938	$—		$102,628
Food and beverage	717	261	160	91	—		1,229
Other operating	3,575	170	457	505	—		4,707
Cost reimbursements from unconsolidated real estate entities	1,226	—	—	—	—		1,226
Total revenue	91,895	3,250	9,111	5,534	—		109,790
Expenses:
Hotel operating expenses:
Room	18,460	700	1,563	793	—		21,516
Food and beverage expense	506	142	95	259	—		1,002
Telephone expense	643	—	22	10			675
Other expense	1,157	20	34	123			1,334
General and administration	8,493	306	645	369	—		9,813
Franchise and marketing fees	6,807	172	—	432	729	(5)	8,140
Advertising and promotions	2,046	197	541	154			2,938
Utilities	3,675	95	360	143	—		4,273
Repairs and maintenance	4,711	112	289	152	—		5,264
Management fees	2,430	114	871	277	(683)	(6)	3,009
Insurance	543	—	—	—	—		543
Total hotel operating expenses	49,471	1,858	4,420	2,712	46		58,507

Depreciation and amortization	12,526	601	1,763	682	(164)	(7&8)	15,408
Property taxes and insurance	6,329	263	331	281	—		7,204
General and administrative	5,956	—	82	4	(86)	(9)	5,956
Hotel property acquisition costs and other charges	2,581	—	—	—	(804)	(10)	1,777
Reimbursed costs from unconsolidated real estate entities	1,226	—	—	—	—		1,226
Total operating expenses	78,089	2,722	6,596	3,679	(1,008)		90,078

Operating income	13,806	528	2,515	1,855	1,008		19,712
Interest and other income	124	—	—	—	—		124
Interest expense, including amortization of deferred fees	(8,433)	(219)	(897)	(807)	(1,148)	(11)	(11,504)
Loss on early extinguishment of debt	(933)	—	—	—	—		(933)
Loss from unconsolidated real estate entities	(1,394)	—	—	—	—		(1,394)
Income before income tax benefit	3,170	309	1,618	1,048	(140)		6,005
Income tax expense	(75)	—	—	—	(120)	(12)	(195)
Net income	$3,095	$309	$1,618	$1,048	$(260)		$5,810

Earnings per share data:
Basic - income per common share	$0.15						$0.29

Diluted - income per common share	$0.15						$0.29

Basic and diluted - weighted average number of common shares outstanding	19,308,809				487,500	(13)	19,796,309

Basic and diluted - weighted average number of common shares outstanding	19,539,941				487,500	(13)	20,027,441
See Notes to Unaudited Pro Forma Consolidated Statement of Operation

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013
(in thousands, except share and per share data)

1)	Represents the unaudited historical results of operations of Chatham for the nine months ended September 30, 2013.

2)	Represents the unaudited results of operations of the North Shore Hotel for the nine months ended September 30, 2013.

3)	Represents the unaudited results of operations of the Bellevue Hotel for the nine months ended September 30, 2013.

4)	Represents the audited results of operations of the Savannah Hotel for the nine months ended September 30, 2013.

5)	Reflects the adjustment to franchise fees of 8% based on the newly acquired franchise agreement that will be payable on the Bellevue Hotel of $729.

6)
Reflects the adjustment to management fees of $(683) for contractual differences related to the fees required to be paid under the old management agreements compared to the new contracts or proposed agreements. The Bellevue hotel decreased from 7% to 3% and the Savannah Hotel decreased from 5% to 3%. Accounting and management fees are as follows (in thousands):

	Description	New Fees	Old Fees	Adjustment
North Shore Hotel	Accounting and other fees	12	29	(17)
Bellevue Hotel	Accounting and other fees	23	233	(210)
Bellevue Hotel	Management fee	273	638	(365)
Savannah Hotel	Accounting and other fees	20	—	20
Savannah Hotel	Management fee	166	277	(111)
		494	1,177	(683)

7)
Reflects net decrease to depreciation expense based on Chatham’s cost basis in the North Shore, Bellevue and Savannah Hotels and the predecessor's accounting policy for depreciation of ($171). Depreciation is computed by Chatham using the straight-line method over the estimated useful lives of the assets, five years for furniture and equipment, 15 years for land improvements and 40 years for buildings and five to 15 years for building improvements. Depreciation is as follows (in thousands):

	New Depreciation Expense	Old Depreciation Expense	Adjustment
North Shore Hotel	537	601	(64)
Bellevue Hotel	1,218	1,763	(545)
Savannah Hotel	1,118	680	438
	2,873	3,044	(171)

8)
Reflects the increase to amortization of franchise fees of $7 based on the franchise application fees paid of $71 and the term of the new agreement which is 17 years from the closing of the purchase of the North Shore Hotel, application fees paid of $115 and the term of the new agreement which is 20 years from the closing of the purchase of the Bellevue Hotel and application fees paid of $64 and the term of the new agreement which is 20 years from the closing of the purchase of the Savannah Hotel. Franchise fees are as follows (in thousands):

	New Amortization Expense	Old Amortization Expense	Adjustment
North Shore Hotel	2	—	2
Bellevue Hotel	4	—	4
Savannah Hotel	3	2	1
	9	2	7

9)
Reflects the elimination of corporate general and administrative selling fees of $82.0 at the Bellevue and $ 4.0 at the Savannah Hotels which are not recurring and thus excluded from the unaudited pro forma results of operations.

10)
Reflects the adjustment for hotel acquisition costs for the hotels acquired that are included in Chatham's historical results reflected in the pro forma and are not recurring and thus excluded from the unaudited pro forma results of operations.

11)
Reflects the incremental interest expense of (1,174) paid for the Bellevue and North Shore Hotels and the interest from our secured senior credit facility associated with acquiring the Savannah Hotel offset by loan amortization costs for the Savannah Hotel of $26 that are not recurring. The Bellevue loan has a fixed interest rate of 4.9655% and has a 10-year term, a 30-year amortization payment schedule and is interest only until January 2015.

12)	Reflects the adjustment to recognize income tax expense at an effective rate of 40% on the taxable income of Chatham’s TRS for the North Shore, Bellevue and Savannah Hotels of $120.

13)	Adjustment to reflect shares issued to fund acquisition as outstanding during the period.

CHATHAM LODGING TRUST
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2012
(in thousands except share and per share data)

	Chatham Lodging Trust (1)	North Shore Hotel (2)	Bellevue Hotel (3)	Savannah Hotel (4)	Pro Forma Adjustments		ProForma Chatham Lodging Trust
Revenue:
Room	$94,566	$6,415	$9,654	$5,917	$—		$116,552
Food and beverage	253	610	229	83			1,175
Other	4,023	351	550	615	—		5,539
Cost reimbursements from unconsolidated real estate entities	1,622	—	—		—		1,622
Total revenue	100,464	7,376	10,433	6,615	—		124,888
Expenses:
Hotel operating expenses:
Room	20,957	1,499	1,924	945	—		25,325
Food and beverage expense	307	284	136	287	—		1,014
Telephone expense	718	—	46	13			777
Other expense	1,508	53	43	165			1,769
General and administration	9,546	616	782	530	—		11,474
Franchise fees	7,529	389	—	521	835	(5)	9,274
Advertising and Promotions	2,257	322	681	196	—		3,456
Utilities	4,081	221	443	183	—		4,928
Repairs and maintenance	4,958	198	425	183	—		5,764
Management fees	2,646	258	1,041	331	(842)	(6)	3,434
Insurance	523	—	—	—	—		523
Total hotel operating expenses	55,030	3,840	5,521	3,354	(7)		67,738

Depreciation and amortization	14,273	1,287	2,343	900	(192)	(7&8)	18,611
Property taxes and insurance	7,088	376	376	357	—		8,197
General and administrative	7,565	—	40	20	(60)	(9)	7,565
Hotel property acquisition costs and other charges	236	—	—	—	—		236
Reimbursed costs from unconsolidated real estate entities	1,622	—	—	—	—		1,622
Total operating expenses	85,814	5,503	8,280	4,631	(259)		103,969

Operating income	14,650	1,873	2,153	1,984	259		20,919
Interest and other income	55	—	8		(8)	(10)	55
Interest expense, including amortization of deferred fees	(14,641)	(701)	(1,207)	(1,118)	(2,345)	(11)	(20,012)
Loss from unconsolidated real estate entities	(1,439)	—	—		—		(1,439)
Income (loss) before income tax benefit	(1,375)	1,172	954	866	(2,094)		(477)
Income tax expense	(75)	—	—	—	(169)	(12)	(244)
Net income (loss)	$(1,450)	$1,172	$954	$866	$(2,263)		$(721)

Earnings per share data:
Basic - income (loss) per common share	$(0.12)						$(0.04)

Basic and diluted - weighted average number of common shares outstanding	13,811,691				4,461,580	(13)	18,273,271
See Notes to Unaudited Pro Forma Consolidated Statement of Operation

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2012
(in thousands, except share and per share data)

1)	Represents the historical results of operations of Chatham for the year ended December 31, 2012.

2)	Represents the historical results of operations of the North Shore Hotel for the year ended December 31, 2012.

3)	Represents the historical results of operations of the Bellevue Hotel for the year ended December 31, 2012.

4)	Represents the historical results of operations of the Savannah Hotel for the year ended December 31, 2012.

5)	Reflects the adjustment to franchise fees of 8% based on the newly acquired franchise agreement that will be payable on the Bellevue Hotel of $835.

6)
Reflects the adjustment to management fees of $ (842) for contractual differences related to the fees required to be paid under the old management agreements compared to the new contracts or proposed agreements. The Bellevue hotel decreased from 7% to 3% and the Savannah Hotel decreased from 5% to 3%. Accounting and management fees are as follows (in thousands):

	Description	New Fees	Old Fees	Adjustment
North Shore Hotel	Accounting and other fees	26	65	(39)
Bellevue Hotel	Accounting and other fees	30	310	(280)
Bellevue Hotel	Management fee	313	730	(417)
Savannah Hotel	Accounting and other fees	26	—	26
Savannah Hotel	Management fee	198	330	(132)
		593	1,435	(842)

7)
Reflects net decrease to depreciation expense based on Chatham’s cost basis in the North Shore, Bellevue and Savannah Hotels and the predecessor's accounting policy for depreciation of ($202). Depreciation is computed by Chatham using the straight-line method over the estimated useful lives of the assets, five years for furniture and equipment, 15 years for land improvements and 40 years for buildings and five to 15 years for building improvements. Depreciation is as follows (in thousands):

	New Depreciation Expense	Old Depreciation Expense	Adjustment
North Shore Hotel	1,210	1,287	(77)
Bellevue Hotel	1,624	2,343	(719)
Savannah Hotel	1,491	897	594
	4,325	4,527	(202)

8)
Reflects the increase to amortization of franchise fees of $10 based on the franchise application fees paid of $71 and the term of the new agreement which is 17 years from the closing of the purchase of the North Shore Hotel and application fees paid of $75 and the term of the new agreement which is 20 years from the closing of the purchase of the Bellevue Hotel and application fees paid of $64 and the term of the new agreement which is 20 years from the closing of the purchase of the Savannah Hotel. Franchise fees are as follows (in thousands):

	New Amortization Expense	Old Amortization Expense	Adjustment
North Shore Hotel	4	—	4
Bellevue Hotel	6	—	6
Savannah Hotel	3	3	—
	13	3	10

9)
Reflects the elimination of corporate general and administrative selling fees of $40.0 at the Bellevue and $20.0 at the Savannah Hotels which are not recurring and thus excluded from the pro forma results of operations.

10)	Reflects the elimination of interest income at the Bellevue hotel which is not recurring.

11)
Reflects the incremental interest expense of (2,527) paid for the Bellevue and North Shore Hotels and the interest from our secured senior credit facility associated with acquiring the Savannah Hotel offset by the incremental loan amortization expense of $182 at the North Shore and Savannah Hotels. The Bellevue loan has a fixed interest rate of 4.9655% and has a 10-year term, a 30-year amortization payment schedule and is interest only until January 2015.

12)	Reflects the adjustment to recognize income tax expense at an effective rate of 40% on the taxable income of Chatham’s TRS for the North Shore, Bellevue and Savannah Hotels of $167.

13)	Adjustment to reflect shares issued to fund acquisition as outstanding during the period.